Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Ephraim (investors) (646) 536-7002 sephraim@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports First Quarter 2009 Results

Conference Call Scheduled Today at 4:30pm ET

European Commission Decision on Qutenza™ Expected in 1H 2009

Company to Provide Update on FDA review of Qutenza During Conference Call Today

Corporate Highlights:

•

CHMP issued positive opinion recommending approval of Qutenza™ (formerly NGX-4010) for treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain

Upcoming 2009 Milestones:

•	European Commission decision on MAA for Qutenza anticipated first half of 2009

•	European commercial partnership for Qutenza targeted first half of 2009

•	FDA PDUFA date of August 16, 2009 for Qutenza NDA to manage pain associated with PHN

San Mateo, Calif., (May 7, 2009) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for the first quarter ended March 31, 2009 and provided an update on recent developments.

During the first quarter of 2009, NeurogesX continued to focus on seeking regulatory approvals and on pre-commercialization activities for its lead product candidate Qutenza (formerly NGX-4010). On March 19, 2009, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) issued a positive opinion recommending approval of the marketing authorization application (MAA) for Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The CHMP’s recommendation for the MAA, filed under the centralized procedure, is subject to a final decision by the European Commission, usually rendered approximately 60 to 90 days after the CHMP’s recommendation. In preparation for potential marketing authorization and commercialization, NeurogesX has continued active discussions with potential European marketing partners and anticipates completing a transaction in the first half of 2009.

Qutenza is also undergoing U.S. regulatory review, and the United States Food and Drug Administration (FDA) has scheduled a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009 to review the new drug application (NDA) for the management of pain associated with postherpetic neuralgia (PHN).

Anthony DiTonno, President and CEO, commented, “We are confident that Qutenza is closer than ever to commercialization as we await the European Commission’s decision on our MAA, expected within the coming weeks. We are in late stage discussions with potential European commercial partners for Qutenza, supported by the proposed broad E.U. label for peripheral neuropathic pain conditions in non-diabetic adults, either alone or in combination with other medicinal products for pain. We also continue to plan for the potential U.S. commercialization of Qutenza. Our top priority remains to secure U.S. and European regulatory approvals and become a commercial-stage company. We look forward to several upcoming milestones in 2009.”

First Quarter 2009 Financial Results

Total operating expenses for the first quarter of 2009 were approximately $4.5 million, down 46% from approximately $8.3 million in the same period of 2008. The decrease primarily resulted from a $3.5 million decrease in research and development costs. Year-over-year operating expenses were lower as the Company deferred development programs in order to focus resources on regulatory processes and to continue preparations for potential commercialization of Qutenza in both Europe and the United States.

Net loss for the first quarter of 2009 was approximately $4.6 million, compared to a net loss of approximately $8.0 million for the first quarter of 2008. Net loss per share attributable to common stockholders was $0.26 per share and $0.46 per share for the three months ended March 31, 2009 and 2008, respectively, based on weighted average shares outstanding of 17,568,600 and 17,468,395 respectively.

Cash, cash equivalents and short-term investments were approximately $18.8 million at March 31, 2009, compared to $24.5 million at December 31, 2008.

Stephen Ghiglieri, CFO, commented, “We have focused our cash resources to prosecute our MAA and NDA for Qutenza and to support strategies for obtaining adequate reimbursement for Qutenza in the United States, while deferring further clinical development of Qutenza, NGX-1998 and our preclinical prodrug development programs. As a result of our conservative cost management strategy, we believe that our cash runway is sufficient to last at least until December 31, 2009. Potential near-term proceeds from a European commercial partnership, which we expect to finalize in the first half of 2009, would provide additional runway and have not been accounted for in our current cash forecast. As we pursue European and U.S. commercial partnerships, and other non-equity based sources of funding, we do not currently intend to raise equity capital in the public markets at our present valuation.”

Development Update

Currently, NeurogesX is primarily focused on completing the development through regulatory approval, of Qutenza for patients with PHN in the United States and for peripheral neuropathic pain in non-diabetic adults in the E.U.

The CHMP’s positive opinion recommending E.U. approval of Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain, was made in reliance on NeurogesX’ commitment to conduct certain post marketing studies of Qutenza following approval. Post-marketing commitments are often required by the CHMP as a condition for recommending approval. An open-label safety study of Qutenza in on-label indications is planned to be conducted following launch of Qutenza in the E.U. In addition, a protocol evaluating the clinical safety and efficacy of Qutenza in painful diabetic neuropathy will be discussed with the CHMP following approval of the MAA. It is anticipated that these studies could potentially be conducted and/or funded by a European commercial partner.

NGX-1998 is the Company’s second-generation, liquid formulation of the same active ingredient found in Qutenza. The liquid formulation is being developed to address neuropathic pain conditions, providing similar efficacy in a shorter treatment time versus Qutenza. NGX-1998 has been evaluated in three Phase 1 studies and is currently being considered for entry into Phase 2 evaluation, subject to receipt of additional funding.

NeurogesX is also seeking business development partners to advance its acetaminophen and opioid prodrug product candidates.

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NGX-9674 and NGX-5752, novel prodrugs of acetaminophen, have been evaluated in in vivo and in vitro preclinical studies and demonstrate approximately 10 times greater solubility in water versus acetaminophen.

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NGX-1576, a novel prodrug coupling acetaminophen to a liver protectant, has been evaluated in vitro and in vivo. Equivalent dose levels of NGX-1576 in mice produced significantly less liver toxicity than acetaminophen, while additional data demonstrated the production of equivalent plasma levels of acetaminophen.

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NGX-6052, the most advanced molecule synthesized in NeurogesX’ opioid prodrug platform, has been evaluated in proof of concept in vivo and in vitro preclinical studies for its potential to deliver therapeutic efficacy with a potential for an improved side effect profile and possible abuse-deterrent attributes.

Conference Call Details

The Company will hold its quarterly conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss first quarter 2009 results and recent corporate updates.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning May 7, 2009 at 7:30 p.m. ET (4:30 p.m. PT) and ending on May 17, 2009 by dialing 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 320580. A replay of the webcast will also be available on the corporate website for one month, through June 7, 2009.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late-stage product portfolio is led by its product candidate QutenzaTM, a dermal high-concentration capsaicin patch designed to manage pain associated with peripheral neuropathic pain conditions. NeurogesX submitted a new drug application (NDA) for Qutenza with the U.S. Food and Drug Administration (FDA) in October 2008 for PHN, which was accepted and filed by the FDA in December 2008. On March 19, 2009, a marketing authorization application (MAA) for Qutenza received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) recommending approval for the treatment of peripheral neuropathic pain in non-diabetic adults either alone or in combination with other medicinal products for pain. The Company is currently awaiting the European Commission’s decision on the CHMP’s opinion, a process which normally takes approximately 60 to 90 days.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the timing of entering Phase 2 development.

NeurogesX’ early stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expected timing and outcome of regulatory decisions and the label approval being sought or that may be obtained with respect to the MAA for Qutenza in the European Union and the NDA for Qutenza with the FDA, including the timing of European Commission decision on the MAA and the PDUFA date for the NDA; NeurogesX’ plans, and expected timing, with regard to seeking partnerships for its product candidates; the sufficiency of cash resources to fund the NeurogesX’ operations through at least December 31, 2009; the ability to secure funding through commercial partnerships; expectations regarding expenses and cash burn rate; expectations with respect to seeking funding; the potential markets for NeurogesX’ product candidates; and the expected benefits of NeurogesX’ product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, positive results in clinical trials, or the recommendation of the CHMP for MAA approval, may not be sufficient to obtain FDA or European regulatory approval; any regulatory approvals which are received may offer more limited indications than anticipated; unexpected expenses; inability to enter into or obtain adequate funding under commercial or other strategic partnerships; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; physician or patient reluctance to use Qutenza or NGX-1998, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in, clinical development, obtaining regulatory approval, market acceptance and commercialization of NeurogesX’ product candidates and the advantages of NeurogesX’ product candidates over other pain therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NEUROGESX, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Operating expenses:
Research and development(1)	$2,326	$5,781
General and administrative(2)	2,189	2,487

Total operating expenses	4,515	8,268

Loss from operations	(4,515)	(8,268)
Interest income	33	504
Interest expense	(120)	(243)
Other income (expense), net	—	17

Net loss	$(4,602)	$(7,990)

Basic and diluted net loss per share attributable to common stockholders	$(0.26)	$(0.46)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	17,568,600	17,468,395

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$259	$198
(2) General and administrative	248	201

	$507	$399

NEUROGESX, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$6,561	$10,435
Short-term investments	12,286	14,071
Prepaid expenses and other current assets	362	412
Restricted cash	40	40

Total current assets	19,249	24,958
Property and equipment, net	420	468
Restricted cash	160	160
Other assets	—	4

Total assets	$19,829	$25,590

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$478	$370
Accrued compensation	601	1,039
Accrued research and development	623	1,067
Other accrued expenses	621	540
Notes payable - current portion	1,982	2,833

Total current liabilities	4,305	5,849
Non-current liabilities:
Notes payable – non-current portion	—	191
Deferred rent	367	276

Total non-current liabilities	367	467

Commitments and contingencies

Stockholders’ equity:
Common stock	18	18
Additional paid-in capital	209,877	209,370
Deferred stock-based compensation	(1)	(2)
Accumulated other comprehensive income	9	32
Deficit accumulated during the development stage	(194,746)	(190,144)

Total stockholders’ equity	15,157	19,274

Total liabilities and stockholders’ equity	$19,829	$25,590

(1)	The balance sheet at December 31, 2008, has been derived from the audited consolidated financial statements at that date.